EXHIBIT 99.1

7103 S. Revere Parkway Centennial, CO 80112

NOTICE TO STOCKHOLDERS DATED OCTOBER 17, 2008

October 17, 2008

Dear NTS Mortgage Income Fund Stockholder:

        We are writing to update you concerning the status of the Fund’s financial condition since our last letter in April. Based on the conditions in the real estate and credit markets the past few months have been an exceedingly challenging period for the Fund.

        As you probably recall from prior disclosures, the Fund’s $7.5 million mortgage note was due on May 1, 2008. Shortly before the due date, the Fund was able to negotiate an extension to August 31, 2008. During this period, the Fund’s management expended significant time and effort pursuing financing alternatives with multiple banks, financial institutions and other potential credit sources. Due to the Fund’s financial condition, the continuing downturn in the residential real estate market and turmoil in the credit markets, no feasible replacement financing could be located. Thus, the Fund’s only alternative to avoid default on the mortgage note was to renegotiate its terms with its lender, National City Bank. The Fund was able to obtain an extension from National City Bank, but only after difficult negotiations and by agreeing to certain modifications to the mortgage note’s terms and conditions.

        The terms of the extension provided a new maturity date for the mortgage note of September 1, 2009, with a new interest rate of prime plus one percent. A principal reduction of $2.4 million is required by December 1, 2008. An additional one-year extension of the note is available with an additional principal reduction of $1 million by September 1, 2009.

        As a condition of the extension, NTS Guaranty Corporation was required to provide an unconditional guaranty to National City Bank for the outstanding balance of the note. In the event this guaranty is called upon to repay all or a portion of the note, NTS Guaranty Corporation’s assets available for the capital return guaranty for the benefit of the Fund’s stockholders would be reduced. Accordingly, any amounts NTS Guaranty Corporation pays on the guaranty to National City Bank would reduce the amount available to potentially pay the Fund’s stockholders on the capital return guaranty. The Fund was reluctant to request NTS Guaranty Corporation make this additional guaranty in order to preserve its assets to the extent necessary for the Fund’s Stockholders. The circumstances, however, left the Fund with no other alternative to avoid a default under the loan.

        The Fund initially believed its portion of the proceeds from the sale of the remaining 11-acre commercial land it owns in a joint venture in Florida would provide the necessary funding for the principal reduction due on the mortgage note on December 1, 2008. It now appears that this sale will not occur in sufficient time, if at all, to provide the funds necessary for the principal reduction. Management is diligently pursuing various options to obtain the required funds. There is no assurance, however, that the Fund will be able to make the principal reduction or otherwise avoid a default on the mortgage note.

        The Fund’s sales in 2008 have not improved. The Fund did not sell any lots in the second quarter of 2008, and sold only one residential lot in Fawn Lake for $99,000 in the quarter ending September 30, 2008. Residential lot contracts written at Fawn Lake during 2008 continue to be at significantly reduced levels when compared to prior years. There were no commercial land sales or residential lot sales during the second and third quarters of 2008 in the Fund’s Lake Forest North community or at the Fund’s Orlando Lake Forest Joint Venture. Thus, the Fund’s 2008 revenues are significantly below its budget. The Fund’s failure to generate sales and the continued decline in the residential real estate values may result in recording a reduction of the Fund’s property inventory value. In connection with the issuance of the Fund’s third quarter financial statements, management is evaluating the applicable financial statement reporting requirements for evaluating an inventory write down. The Fund expects to file the third quarter financial statements with the Securities and Exchange Commission on or about November 14, 2008.

        As previously reported, the sales at the Fund’s Fawn Lake property have been insufficient to cover its operating costs. To finance day-to-day operations, the Fund has borrowed funds from NTS Financial Partnership, an affiliate of the Fund’s property manager. These borrowings are reflected in notes payable due December 31, 2008, at annual interest rate of LIBOR plus 1.75 percent. As of September 30, 2008, the total amount of these notes is approximately $530,000. In addition, NTS Development Company and Residential Management have for the past few years, on an annual basis, agreed to defer amounts owed for advancements by them for salary and reimbursements. As of September 30, 2008, these deferrals total approximately $2,489,000. We are in negotiations with Fund’s property manager and affiliates regarding continuing these financings and deferrals for 2009. At this time, however, there are no agreements or commitments that additional borrowings will be provided or that either the notes or deferrals will continue past December 31, 2008.

        As we have discussed in our previously correspondence, consistent with its organizational documents, the Fund intends to dissolve and begin an orderly liquidation by the end of this year. We anticipate information on the dissolution and a plan of liquidation will be provided after the filing of the Fund’s 3rd Quarter financial reports. In the interim, further information regarding the Fund can be obtained on its website, www.ntsdevelopment.com. Available on the website, free of charge, are the Fund’s quarterly and annual reports along with other information on the Fund. If you have further questions, you may also contact the Fund’s Investor Services Department at 1-800-928-1492.

Very truly yours, NTS Mortgage Income Board of Directors

Some of the statements included in this letter should be considered “forward-looking statements” because the statements relate to matters which have not yet occurred. For example, phrases such as “we anticipate,” “believe,” or “expect” indicate that it is possible that the event anticipated, believed or expected may not occur. If these events do not occur, the result which we expected also may, or may not, occur in a different manner, which may be more or less favorable. We do not undertake any obligation to update these forward-looking statements. Any forward-looking statements included in this letter reflect our best judgment based on known factors, but involve risk and uncertainties. Actual results could differ materially from those anticipated in any forward-looking statements as a result of a number of factors, including but not limited to those described in our filings with the Securities and Exchange Commission. Any forward-looking information provided by us pursuant to the safe harbor established by the Private Securities Act of 1995 should be evaluated in the context of the factors.

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